EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE         Contact: Robert E. Evans
February 3, 2000                       President and Chief Executive Officer
                                      (740) 373-3155


            PEOPLES BANCORP NAMES NEW DIRECTOR AND APPOINTS EXECUTIVE
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               Carl Baker, Jr. added as Peoples Bancorp Director;
              Joseph S. Yazombek appointed Executive Vice President

         Marietta, Ohio - The Board of Directors of Peoples Bancorp Inc. (Nasdaq:PEBO) announced the election of Carl Baker, Jr. as a Director of the Company and the promotion of Joseph S. Yazombek to Executive Vice President of the bank holding company.
         Baker's directorship began February 1, 2000. He was also nominated for a three-year term as Director beginning at the Company's Annual Meeting on April 13, 2000.
         Baker, a native and resident of Caldwell, Ohio, has been a Director of Peoples Bancorp's subsidiary, The First National Bank of Southeastern Ohio, since 1990. Since 1987, Baker has been the President and Chief Executive Officer of B & N Coal, Inc., a mining, reclamation and construction entity in southeastern Ohio. Baker is also involved in other local businesses, including Sharon Stone Company, a limestone and slag producer in Noble and Washington Counties in Ohio, and Dexter Hardwoods, Inc., a hardwood sawmill located in Noble County.
         Baker also serves as a director of various local civic organizations and is a trustee of several foundations and trusts that benefit the residents of Noble and Washington Counties.
         Commenting on the announcement, Robert E. Evans, President and Chief Executive Officer of Peoples Bancorp Inc., stated, "We are pleased that Carl has agreed to join Peoples Bancorp's Board of Directors. His business knowledge and experience as a bank director will be an asset to our Board."
         In other actions, Peoples Bancorp also announced the recent appointment of Joseph S. Yazombek to the position of Executive Vice President/Lending within the Company. Yazombek has held the position of Executive Vice President and Chief Lending Officer of The Peoples Banking and Trust Company ("Peoples Bank") since 1998, where he oversees all loan functions and is chairman of Peoples Bank's Executive Lending Committee. Yazombek joined Peoples Bank in 1982 in mortgage lending and more recently has focused on commercial credits. A graduate of Marietta College, Yazombek has also attended many credit conferences and seminars.
         Evans continued, "Joe Yazombek's leadership and knowledge are driving forces of our lending services and asset quality. One of our keys to future success is continued loan growth through top-quality leadership of Peoples Bank lenders. Joe's expertise in lending is a vital part of our management structure, which is designed to optimize customer service through an integrated sales process."
         Peoples Bancorp Inc. is a diversified financial services bank holding company headquartered in Marietta, Ohio, with over $1 billion in assets. Peoples Bancorp operates 39 financial service locations and 25 ATM's in the states of Ohio, West Virginia, and Kentucky. Peoples Bancorp's banking subsidiaries include The Peoples Banking and Trust Company with offices in Ohio and West Virginia; The First National Bank of Southeastern Ohio with three Ohio offices; and Peoples Bank FSB, with four Kentucky offices. On March 10, 2000, the Company plans to merge its banking subsidiaries into a single national banking entity named "Peoples Bank." Through its subsidiaries, Peoples Bancorp offers complete banking services and makes available other financial services, such as trust services, investment and insurance products, and internet banking. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol "PEBO." Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection, Peoples Bank's internet banking product, at www.peoplesbancorp.com.

                                 END OF RELEASE